Exhibit 99.1

ImClone Systems
Incorporated
180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS REPORTS SECOND QUARTER AND FIRST HALF 2006 FINANCIAL RESULTS

ERBITUX U.S. In-Market Sales Reach $172.8 Million for the Quarter,
an Increase of 77% Over Second Quarter 2005

Company Reports Diluted Earnings Per Share of $.42

New York, NY — July 20, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the quarter and six months ended June 30, 2006.

Total revenues for the second quarter of 2006 were $149.9 million as compared with $92.4 million for the second quarter of 2005, an increase of 62%.

•                  Royalty revenue of $74.6 million in the second quarter of 2006 compared with $41.8 million in the second quarter of 2005, an increase of 79%. Royalty revenue for the second quarter of 2006 includes 39% of Bristol-Myers Squibb’s in-market ERBITUX net sales of $172.8 million, compared with second quarter 2005 in-market net sales of $97.9 million, an increase of 77%, and first quarter 2006 net sales of $138.0 million, an increase of 25%. These in-market sales, reflecting a drop-ship distribution methodology, represent ERBITUX shipments to end-user accounts only, with no wholesaler stocking;

•                  License fees and milestone revenue of $33.5 million in the second quarter of 2006 compared with $24.5 million in the second quarter of 2005;

•                  Manufacturing revenue of $28.4 million in the second quarter of 2006 compared with $7.9 million in the second quarter of 2005. The year-to-year increase principally reflects an increase in volume purchases by Bristol-Myers Squibb. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations; and

•                  Collaborative agreement revenue of $13.4 million in the second quarter of 2006 compared with $18.2 million in the second quarter of 2005. The year-to-year decrease principally reflects a reduction in clinical materials shipped to Merck KGaA versus the prior year.

Total operating expenses for the second quarter of 2006 were $110.8 million (or $108.6 million excluding the effects of stock options expenses as determined in accordance with FAS123R of

$2.2 million), compared with $71.3 million in the second quarter of 2005. Operating expenses included:

•                  Research and development expenses for the second quarter of 2006 were $27.6 million (or $27.1 million excluding FAS123R expense of $.5 million), compared with $24.4 million in the second quarter of 2005. The year-to-year increase reflects higher third-party expenses to manufacture clinical supplies of pipeline products, the commencement of depreciation associated with the Company’s BB50 manufacturing facility, and higher occupancy costs attributable to utility expenses;

•                  Clinical and regulatory expenses in the second quarter of 2006 were $14.9 million (or $14.6 million excluding FAS123R expense of $.3 million), compared with $8.4 million in the second quarter of 2005. The increase principally reflects higher clinical trial expenses associated with ERBITUX and the Company’s pipeline;

•                  Marketing, general and administrative expenses were $23.0 million in the second quarter of 2006 (or $21.6 million excluding FAS123R expense of $1.4 million), compared with $16.8 million in the second quarter of 2005, reflecting additional sales and marketing expenses associated with the launch of ERBITUX in head and neck cancer;

•                  Royalty expenses were $18.4 million in the second quarter of 2006 compared with $14.3 million in the second quarter of 2005 as the result of higher sales. Approximately $9.2 million of the 2006 expenses were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $9.2 million for the second quarter of 2006 compared with $9.3 million in the second quarter of last year; and

•                  Cost of manufacturing revenue was $26.9 million in the second quarter of 2006 compared with $1.1 million in the second quarter of last year.  These costs represent fully absorbed manufacturing costs in 2006, as substantially all previously expensed material has been sold through to our partners.

Operating income in the second quarter of 2006 was $39.1 million compared with $21.1 million in the second quarter of last year.  Operating income for the second quarter as well as the first six months of 2006 was positive excluding the revenue from amortization of license fees and milestones.

Our estimate of the effective tax rate for the full year has been revised to 15%, resulting in an effective rate in the second quarter of 2006 of 21%. These estimated rates exclude the release of a portion of the Company’s tax valuation allowance in the first quarter of 2006.  This estimate for the quarter and full-year rates is higher than the Company’s previous estimate of 13%, reflecting higher projected income for the full-year 2006 than previously estimated, including the taxability of the up-front payment from Merck KGaA referenced in the Company’s announcement this morning. The effective tax rate in the second quarter of 2005 was less than 1%.

Net income for the second quarter of 2006 was $37.2 million compared with $26.0 million in the second quarter of last year. Diluted earnings per share were $.42 in the second quarter of 2006 compared with $.30 in the second quarter of 2005.

Total revenues and net income for the six months ended June 30, 2006 were $395.0 million and $266.8 million, respectively, compared with $178.2 million and $54.9 million in the first six months of last year. Diluted earnings per share were $2.93 for the first six months of 2006 compared with $.63 for the first six months of 2005.  The results for the first six months of 2006 include the receipt of the $250 million milestone from Bristol-Myers Squibb and the partial release of the tax valuation allowance mentioned above.

To provide investors with a clearer picture of the Company’s growth versus last year, a reconciliation of non-GAAP diluted earnings per share to diluted earnings per share prepared in accordance with GAAP is set forth below. For 2006, non-GAAP diluted earnings per share for the quarter exclude the effects of FAS123R and, for the six months year-to-date, exclude the effects of both FAS123R and the one-time tax benefit associated with the release of a portion of the Company’s deferred asset valuation allowance reported in the first quarter of 2006. For 2005, non-GAAP diluted earnings per share for the second quarter and first six months exclude expenses associated with the discontinuance of the Company’s small molecule research operation.

	(Diluted per share amounts) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
GAAP diluted earnings per share	$.42	$.30	$2.93	$.63
Release of valuation allowance	-	-	($1.08)	-
Impact of FAS123R	$.02	-	$.04	-
Impact of discontinuance of small molecule research	-	$.07	-	$.07
Non-GAAP diluted earnings per share	$.44	$.37	$1.89	$.70

The Company believes that it is useful to present non-GAAP diluted earnings per share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends.  You should not consider non-GAAP diluted earnings per share financial measures in isolation or as a substitute for such measures determined in accordance with U.S. GAAP, as set forth above.  Our definition of adjusted earnings may differ from other such measures.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss second quarter 2006 financial results on Thursday, July 20, 2006 at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com.  A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on July 20, 2006.

Those parties interested in participating via telephone may join by dialing (877) 692-2591 domestically, or (973) 582-2845 for calls outside of Canada and the United States, and referencing conference identification number 7595422.  A telephone replay of the conference call will be available shortly after the call until July 27, 2006 at midnight Eastern Daylight Time.  To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 7595422.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Royalty revenue	$74,614	$41,791	$134,884	$78,163
License fees and milestone revenue	33,456	24,491	177,859	49,025
Manufacturing revenue	28,356	7,894	47,705	18,913
Collaborative agreement revenue	13,430	18,209	34,539	32,055
Total revenues	149,856	92,385	394,987	178,156
Operating expenses:
Research and development	27,583	24,433	60,576	45,606
Clinical and regulatory	14,929	8,376	30,010	17,774
Marketing, general and administrative	22,963	16,833	40,964	34,456
Royalty expense	18,414	14,338	38,480	26,904
Cost of manufacturing revenue	26,877	1,106	42,279	1,849
Discontinuation of small molecule research program	—	6,200	—	6,200
Total operating expenses	110,766	71,286	212,309	132,789

Operating income	39,090	21,099	182,678	45,367

Other income, net	(8,308)	(5,106)	(14,010)	(10,038)

Income before income taxes	47,398	26,205	196,688	55,405
Provision for income taxes	10,189	174	(70,112)	554

Net income	$37,209	$26,031	$266,800	$54,851

Income per common share:
Basic	$0.44	$0.31	$3.18	$0.66
Diluted	$0.42	$0.30	$2.93	$0.63
Shares used in calculation of income per share:
Basic	84,072	83,616	83,849	83,448
Diluted	92,184	92,074	92,001	92,362

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
Assets	2006	2005

Current assets:
Cash and cash equivalents	$26,095	$3,403
Securities available for sale	937,684	752,973
Inventories	77,220	81,394
Other current assets	131,033	71,348
Total current assets	1,172,032	909,118

Property, plant and equipment, net	424,533	406,595
Other assets	131,308	27,702
Total assets	$1,727,873	$1,343,415

Liabilities and Stockholders’ Equity
Current liabilities	$256,175	$242,119
Deferred revenue, long term	285,285	246,401
Long-term obligations	603,699	602,491
Total liabilities	1,145,159	1,091,011

Stockholders’ equity	582,714	252,404
Total liabilities and stockholders’ equity	$1,727,873	$1,343,415